Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the CSOP ETF Trust and to the use of our report dated November 21, 2018 on the financial statements and financial highlights of CSOP FTSE China A50 ETF and CSOP MSCI China A International Hedged ETF, each a series of shares of beneficial interest in CSOP ETF Trust. Such financial statements and financial highlights appear in the September 30, 2018 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

/s/ BBD, LLP

BBD, LLP

Philadelphia, Pennsylvania

January 28, 2019